UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): October 17, 2018

Novo Integrated Sciences, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2018, the Board of Directors (the “Board”) increased the size of the Company’s Board from three members to four members. On the same date, Pierre Dalcourt resigned his position as Chairman of the Board. Dr. Dalcourt will continue to serve as a member of the Board.

In addition, on October 17, 2018, the Board appointed Robert Mattacchione to fill the vacancy resulting from the increase in the size of the Board, and named him as Chairman of the Board and Chief Executive Officer. As a result of the officer and director changes, the executive officers and directors of the Company are as follows:

Robert Mattacchione – Chairman of the Board and Chief Executive Officer

Christopher David – President and Director

Pierre Dalcourt – Director and President of Novo Healthnet Limited

Klara Radulyne – Principal Financial Officer

Michael Gaynor – Secretary and Director

As of the date hereof, the Company has not entered into a compensation arrangement with Mr. Mattacchione regarding his services as the Company’s Chief Executive Officer. Mr. Mattacchione, like all Company directors, will receive no compensation for services as a director. Set forth below is certain biographical information regarding Mr. Mattacchione.

Robert Mattacchione, age 50

Mr. Mattacchione is the co-founder and Chairman of Novo Healthnet Limited, a wholly owned subsidiary of the Company (“NHL”). NHL, which was founded in 2013 and focused on providing multi-dimensional primary healthcare services and products throughout Canada, was acquired by the Company in 2017. For more than 25 years, Mr. Mattacchione has been a private venture investor, leading the development of operational business interests worldwide, including the exploration and production of natural resources in Europe and South America, pharmaceutical product development and manufacturing in Africa and Europe, and renewable energy development and production in South America. From start-up to acquisition, Mr. Mattacchione formulates adaptive strategies, analyzes processes, engages highly-qualified personnel and provides the company vision and leadership throughout the ever changing and expanding landscape of business development.

On April 25, 2017 (the “Effective Date”), the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) by and between (i) the Company; (ii) NHL, (iii) ALMC-ASAP Holdings, Inc. (“ALMC”); (iv) Michael Gaynor Family Trust (the “MGFT”); (v) 1218814 Ontario Inc. (“1218814”) and (vi) Michael Gaynor Physiotherapy Professional Corp. (“MGPP,” and together with ALMC, MGFT and 1218814, the “NHL Shareholders”). Pursuant to the terms of the Share Exchange Agreement, the Company agreed to acquire from the NHL Shareholders all of the shares of both common and preferred stock of NHL, held by the NHL Shareholders, in exchange for the issuance by the Company to the NHL Shareholders of shares of the Company’s common stock, such that following the closing of the Share Exchange Agreement, the NHL Shareholders would own 167,797,406 restricted shares of Company common stock, representing 85% of the issued and outstanding Company common stock, calculated including all granted and issued options or warrants to acquire the Company common stock as of the Effective Date, but to exclude shares of Company common stock that are subject to a then-current Regulation S offering that was undertaking by the Company (the “Exchange”).

On May 9, 2017, the Exchange closed and, as a result, NHL became a wholly owned subsidiary of the Company.

On September 30, 2013, the Company issued several debentures in connection with the acquisition of certain business assets. Certain of these debentures were issued to affiliates of Mr. Mattacchione. The debentures are secured by all the assets of the Company, accrue interest at 8% per annum and were originally due on September 30, 2016. On December 2, 2017, the debenture holders agreed to extend the due date to September 30, 2019. On December 5, 2017, the debenture holders and the Company signed a binding letter of intent to convert no less than 75% of the debenture value plus any interest or fees owed to the Company’s common stock. The per share price to be used for the conversion of each debenture will be the average price of the five trading days immediately preceding the date of conversion with a 10% premium added to the calculated per share price. On January 31, 2018, the debenture holders converted 75% of the debenture value amount owed, both principal and interest, into shares of Company common stock in lieu of accepting a cash payment. The debentures issued to Mr. Mattacchione’s affiliates are as follows:

●	ICC Healthnet Canada, Inc. debenture in the original amount of CAD $3,000,000. At August 31, 2018, the Company owed $584,394, based on a Canadian-to-United States dollar exchange rate of 0.7647, to ICC Healthnet Canada, Inc., a company owned by Mr. Mattacchione, pursuant to this debenture. This amount bears interest at 8% per annum and is payable upon demand.

●	Healthnet Assessments, Inc. debenture in the original amount of CAD $2,000,000 At August 31, 2018, the Company owed $491,870, based on a Canadian-to-United States dollar exchange rate of 0.7647, to Healthnet Assessments Inc., a company owned by Mr. Mattacchione. This amount bears interest at 8% per annum and is payable upon demand.

NHL and ALMC are parties to a loan agreement dated as of January 19, 2016, as amended (the “Loan Agreement”), totaling approximately $875,988 (CAD $1,080,000). On January 31, 2018, ALMC, NHL and the Company entered into an amendment to the Loan Agreement pursuant to which (i) ALMC agreed to convert 75% of the amount owed, both principal and interest, under the Loan Agreement into shares of Company common stock in lieu of accepting a cash payment for 75% of the amount owed, both principal and interest, and (ii) NHL and the Company agreed that the Company would issue to ALMC shares of the Company’s common stock at a Canadian-to-United States dollar exchange rate of 0.8111. At August 31, 2018, the Company owed ALMC $249,461, based on a Canadian-to-United States dollar exchange rate of 0.7647, pursuant to the Loan Agreement. This amount bears interest at 12% per annum and is payable upon demand.

In addition, at August 31, 2018, the Company and Mr. Mattacchione, individually, and certain corporations owned by Mr. Mattacchione, have outstanding related party advances totaling $87,692, based on a Canadian-to-United States dollar exchange rate of 0.7647. These amounts owed by the Company are non-interest bearing and payable upon demand.

ALMC holds approximately 62% of the Company’s outstanding shares. ALMC’s shares are held by the Mattacchione Family Trust. Robert Mattacchione is the trustee of the Mattacchione Family Trust with voting and depository power over these shares.

On June 1, 2012, the Financial Services Commission of Ontario entered a cease and desist order against Mr. Mattacchione and a company with which Mr. Mattacchione was affiliated. Pursuant to the order, Mr. Mattacchione was required to cease and desist from making and/or publishing any statements to the effect that an affiliate of Mr. Mattacchione can arrange for, secure or facilitate insurance coverage until a contract or insurance providing for such coverage has been put in place in compliance with applicable laws and regulations. The order does not prohibit Mr. Mattacchione or his affiliate from conducting business, or continuing in business or other operations, but requires that a specific contract be put in place prior to proceeding with certain marketing. Following a hearing, the Superintendent did not impose penalties or make any findings of wrongdoing against Mr. Mattacchione. Mr. Mattacchione asserted that he had not approved any marketing for release and when he saw that the same had been distributed, immediately required that it cease, even prior to the Superintendent’s action.

Item 7.01. Regulation FD Disclosure.

On October 18, 2018, the Company issued a press release announcing that Mr. Mattacchione had been appointed Chairman of the Board and Chief Executive Officer of the Company. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of the registrant dated October 18, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: October 22, 2018	By:	/s/ Christopher David
Christopher David
President